STOCK GRANT AGREEMENT FOR THE
JOURNAL COMMUNICATIONS, INC.
2003 EQUITY INCENTIVE PLAN

        THIS AGREEMENT is effective as of              (hereinafter referred to as the “Grant Date”) by and between Journal Communications, Inc., a Wisconsin corporation (hereinafter referred to as the “Company”) and (hereinafter referred to as the “Participant”).

PREMISES:

        The Company has adopted the Journal Communications, Inc. 2003 Equity Incentive Plan (hereinafter referred to as the “Plan”) to provide grants of Class B Common Stock (hereinafter referred to as “Stock”) to certain Directors and key employees of the Company and its Subsidiaries and Affiliates; and

        The Participant is an Employee or Director of the Company and the Company wishes to acknowledge his or her efforts toward the successful operation of the business and to provide him or her a means to acquire and/or increase his or her proprietary interest in the Company.

        Participant has been granted awards of Stock and the Company and the Participant wish to clarify their respective rights with respect to the Stock awards.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

    1.        Grant of Common Stock. Subject to the terms and conditions of the Plan, a copy of which is attached hereto and made a part hereof, and this Agreement, the Company awards the Participant shares of Stock in the Company subject to the vesting provisions described in Section 2 of this Agreement.

    2.        Vesting. The Participant becomes vested in the Stock on the above Grant Date

    3.        Dilution and Other Adjustments. The existence of the Stock granted shall not affect in any way the right or power of the Company or its shareholders to make or authorize any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Company; provided, however, that the Compensation Committee of the Board (hereinafter referred to as the “Committee”) will make such adjustments to previous grants to prevent dilution or enlargement of the rights of the Participant as provided in the Plan. No such adjustments may materially change the value of benefits available to a Participant under a previously granted award.

    4.        Definitions. The definition of any term not defined in this Agreement shall be defined as such term is defined in the Plan.

    5.        Interpretation. As a condition of the granting of the Stock, the Participant agrees for himself and his legal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined by the Committee in its sole discretion, and any interpretation or determination by the Committee of the terms of this Agreement shall be binding and conclusive.

    6.        Professional Advice. The acceptance of the Stock may have consequences under federal and state tax and securities laws that may vary depending on the individual circumstances of the Participant. Accordingly, the Participant acknowledges that he or she has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and his or her dealing with respect to the Stock.

        IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers and its corporate seal hereunto affixed, and the Participant has hereunto affixed his or her hand and seal, the day and year first above written.

Journal Communications, Inc.
___________________________________	By:__________________________________
Name
Attest:
_____________________________________

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